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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE TO

           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------

                            HARMON INDUSTRIES, INC.
                       (Name of Subject Company (Issuer))
                         ------------------------------

                         FOUR POINTS ACQUISITION, INC.
                            GENERAL ELECTRIC COMPANY
                                   (Offeror)

    (Names of Filing Persons (identifying status as offeror, issuer or other person))

                    Common Stock, Par Value $0.25 Per Share

                          Including Associated Rights

                         (Title of Class of Securities)

                                   413136102

                     (CUSIP Number of Class of Securities)

                            ROBERT E. HEALING, ESQ.
                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2243
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                and Communications on Behalf of filing persons)
                         ------------------------------

                                    Copy to:
                          JOHN A. MARZULLI, JR., ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000

                           CALCULATION OF FILING FEE

            TRANSACTION VALUATION*                           AMOUNT OF FILING FEE**
$344,646,930.06................................                    $68,929.39

* Estimated solely for the purpose of calculating the registration fee pursuant to Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (i) $29.28125, the average of the high and low sales prices of Harmon Industries, Inc. common stock on the Nasdaq National Market on July 18, 2000 and (ii) 11,770,226 shares of Harmon Industries, Inc. common stock, the number of shares of Harmon Industries, Inc. common stock outstanding at the close of business on July 14, 2000, assuming the exercise of all options to purchase Harmon Industries, Inc. common stock expected to be outstanding and exercisable prior to the date the offer is expected to be consummated.

**  Calculated as 1/50 of 1% of the transaction value.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:        90,986.79                 Filing Party:  General Electric Company
Form or Registration No.:      S-4                       Date Filed:    July 25, 2000

   Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

   Check the appropriate boxes to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to Rule 14d-1.

/ /  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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
    This Tender Offer Statement on Schedule TO (this "Schedule TO"), is filed by General Electric Company, a New York corporation ("Parent"), and Four Points Acquisition, Inc., a Missouri corporation ("Acquiror") and a wholly owned subsidiary of Parent. This Schedule TO relates to the offer by Acquiror to exchange a fraction of a share of common stock, par value $0.06 per share (the "Parent Shares"), of Parent for each outstanding share of common stock, par value $0.25 per share (the "Shares"), of Harmon Industries, Inc., a Missouri corporation (the "Company"), including the associated rights to purchase common stock, based on an exchange ratio of $30 divided by the Average Parent Price (as defined below), upon the terms and subject to the conditions set forth in the Prospectus dated July 25, 2000 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The "Average Parent Price" shall mean the average of the daily volume-weighted sales prices per share of the Parent Shares on the New York Stock Exchange, Inc. for each of the ten consecutive trading days ending on the trading day that is two trading days prior to the date on which the Shares are accepted for payment in the Offer.

    The information set forth in the Prospectus and the related Letter of Transmittal is incorporated herein by reference with respect to Items 1-9 and 11 of this Schedule TO. The Agreement and Plan of Merger, dated as of July 16, 2000, among Parent, Acquiror and the Company, a copy of which is attached as Exhibit (d)(1) hereto, the Stock Option Agreement, dated as of July 16, 2000, between Parent and the Company, a copy of which is filed as Exhibit (d)(2) hereto, and the Support Agreement, dated as of July 16, 2000, among Parent, Acquiror and certain stockholders of Harmon, a copy of which is attached as Exhibit (d)(3) hereto, are incorporated herein by reference with respect to Items 5 and 11 of this Schedule TO.

ITEM 12.  MATERIAL TO BE FILED AS EXHIBITS.

(a)(1) Prospectus dated July 25, 2000 (incorporated by reference from GE's Registration Statement on Form S-4 filed on
                        July 25, 2000).

(a)(2)                  Form of Letter of Transmittal (incorporated by reference to exhibit 99.3 to GE's Registration Statement on Form S-4
                        filed on July 25, 2000).

(a)(3)                  Form of Notice of Guaranteed Delivery (incorporated by
                        reference to exhibit 99.4 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(a)(4)                  Form of Letter from Acquiror to Brokers, Dealers, Commercial
                        Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.5 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(a)(5)                  Form of Letter from Brokers, Dealers, Commercial Banks,
                        Trust Companies and Nominees to Clients (incorporated by
                        reference to exhibit 99.6 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(a)(6)                  Form of Guidelines for Certification of Taxpayer
                        Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.7 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(a)(7)                  Summary Advertisement as published in THE WALL STREET
                        JOURNAL on July 25, 2000 (incorporated by reference to exhibit 99.8 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(a)(8)                  Press Release issued by Parent on July 17, 2000
                        (incorporated by reference to the filing by Parent on Form 425 on July 17, 2000).

(b)                     None.

(d)(1) Agreement and Plan of Merger, dated as of July 16, 2000, among Parent, Acquiror and the Company (incorporated by reference to exhibit 2 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(d)(2)                  Stock Option Agreement, dated as of July 16, 2000, between
                        Parent and the Company (incorporated by reference to exhibit 99.1 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(d)(3)                  Support Agreement, dated as of July 16, 2000, among Parent and certain stockholders of Harmon (incorporated by
                        reference to exhibit 99.2 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(d)(4)                  Confidentiality Agreement, dated September 9, 1999 between
                        Parent and the Company.

(g)                     None.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

    Not applicable.

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 25, 2000

                                                       FOUR POINTS ACQUISITION, INC.

                                                       By:  /s/ JOHN KRENICKI, JR.
                                                            -----------------------------------------
                                                            Name: John Krenicki, Jr.
                                                            Title:  President

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 25, 2000

                                                       GENERAL ELECTRIC COMPANY

                                                       By:  /s/ ROBERT E. HEALING
                                                            -----------------------------------------
                                                            Name: Robert E. Healing
                                                            Title:  Corporate Counsel

                                 EXHIBIT INDEX

       EXHIBIT
         NO.
---------------------
(a)(1)                  Prospectus dated July 25, 2000 (incorporated by reference
                        from GE's Registration Statement on Form S-4 filed on
                        July 25, 2000).

(a)(2)                  Form of Letter of Transmittal (incorporated by reference to exhibit 99.3 to GE's Registration Statement on Form S-4
                        filed on July 25, 2000).

(a)(3)                  Form of Notice of Guaranteed Delivery (incorporated by
                        reference to exhibit 99.4 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(a)(4)                  Form of Letter from Acquiror to Brokers, Dealers, Commercial
                        Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.5 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(a)(5)                  Form of Letter from Brokers, Dealers, Commercial Banks,
                        Trust Companies and Nominees to Clients (incorporated by
                        reference to exhibit 99.6 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(a)(6)                  Form of Guidelines for Certification of Taxpayer
                        Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.7 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(a)(7)                  Summary Advertisement as published in THE WALL STREET
                        JOURNAL on July 25, 2000 (incorporated by reference to exhibit 99.8 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(a)(8)                  Press Release issued by Parent on July 17, 2000
                        (incorporated by reference to the filing by Parent on Form 425 on July 17, 2000).

(b)                     None.

(d)(1) Agreement and Plan of Merger, dated as of July 16, 2000, among Parent, Acquiror and the Company (incorporated by reference to exhibit 2 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(d)(2)                  Stock Option Agreement, dated as of July 16, 2000, between
                        Parent and the Company (incorporated by reference to exhibit 99.1 to GE's Registration Statement on Form S-4 filed on July 25, 2000).

(d)(3)                  Support Agreement, dated as of July 16, 2000, among Parent and certain stockholders of Harmon (incorporated by
                        reference to exhibit 99.2 to GE's Registration Statement on
                        Form S-4 filed on July 25, 2000).

(d)(4)                  Confidentiality Agreement, dated September 9, 1999 between
                        Parent and the Company.

(g)                     None.